Exhibit 5.12

November 26, 2012

CONSENT OF EDWARD MCLEAN

United States Securities and Exchange Commission

Gentlemen:

          In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Edward McLean, FAusIMM, Development Manager (Ausenco Services Pty. Ltd.), hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of the following reports or information derived therefrom:

          1.      Metallurgical review of the Pascua-Lama Project; and

          2.      Technical report dated October 28, 2009, entitled “Amended NI 43-101, Technical Report, Pascua-Lama Project, Region III, Chile / San Juan Province, Argentina” addressed to Silver Wheaton Corp.

Yours truly,

/s/ Edward McLean
Edward McLean, FAusIMM
Development Manager
Ausenco Services Pty. Ltd.